Exhibit 99.1

NEWS RELEASE

Contact:	Hance Myers
Vice President—Investor Relations 713-579-6291 or 800-934-6083

FOR IMMEDIATE RELEASE

PXP PROVIDES FIRST QUARTER UPDATE REGARDING

PRODUCTION AND STOCK BUYBACK PROGRAM

Houston, Texas – April 4, 2008 – Plains Exploration & Production Company (NYSE:PXP) (“PXP” or the “Company”) today announced it produced net sales volumes of approximately 95,000 barrels of oil equivalent per day (BOEPD) during the first quarter of 2008. During this period, the NYMEX crude oil benchmark price averaged $97.82 per barrel and the NYMEX natural gas benchmark price averaged $8.02 per MMBtu.

During the first quarter PXP closed the previously announced asset divestments to OXY USA Inc. and XTO Energy Inc. and announced a significant South Texas property acquisition which is expected to close this month. PXP reaffirms the 2008 full-year production guidance range of 92,000 – 96,000 BOEPD which reflects all of the Company’s announced transactions.

In the first quarter, PXP repurchased approximately 5.77 million common shares for about $304 million. Approximately $696 million is remaining under the current $1 billion stock buyback authorization granted December 2007.

PXP plans to release first quarter 2008 operating and financial results on Thursday, May 8, 2008 before the market opens and will host its quarterly conference call on that same day at 2:00 p.m. Central time. Investors wishing to participate in the conference call may dial 1-800-567-9836 or 1-973-935-8460. The replay will be available through Thursday, May 22, 2008 and can be accessed by dialing 1-800-642-1687 or 1-706-645-9291. Conference call and replay ID: 42178456.

PXP is an independent oil and gas company primarily engaged in the upstream activities of acquiring, developing, exploring and producing oil and gas in its core areas of operation: California, Rockies, Gulf Coast, Gulf of Mexico, Texas Panhandle, South Texas and the Permian Basin of the United States. PXP is headquartered in Houston, Texas.

ADDITIONAL INFORMATION & FORWARD LOOKING STATEMENTS

This press release contains forward-looking information regarding PXP that is intended to be covered by the safe harbor “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that PXP expects, believes or anticipates will or may occur in the future are forward-looking statements. These include statements regarding:

*	completion of the proposed transaction,
*	reserve and production estimates,
*	oil and gas prices,
*	the impact of derivative positions,
*	production expense estimates,
*	cash flow estimates,
*	future financial performance,
*	planned capital expenditures, and
*	other matters that are discussed in PXP’s filings with the SEC.

These statements are based on our current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K for the year ended December 31, 2007, for a discussion of these risks.

All forward-looking statements in this report are made as of the date hereof, and you should not place undue reliance on these statements without also considering the risks and uncertainties associated with these statements and our business that are discussed in this report and our other filings with the SEC. Moreover, although we believe the expectations reflected in the forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will not be material. Except for any obligation to disclose material information under the Federal securities laws, we do not intend to update these forward-looking statements and information.

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